PRESS RELEASE	Exhibit 99

Scripps reports October revenues

For immediate release	(NYSE: SSP)
Nov. 10, 2004

CINCINNATI – The E. W. Scripps Company’s consolidated revenue for October increased 23 percent year-over-year to $204 million.

Revenue for the company’s fastest growing division, Scripps Networks, was up 25 percent to $65.0 million. October advertising revenue at Scripps Networks was up 21 percent and affiliate fee revenue increased 55 percent. Scripps Networks includes the company’s portfolio of national cable and satellite television networks, including Home & Garden Television, Food Network, DIY Network and Fine Living.

HGTV and Food Network could be seen in 87 million and 86 million U.S. television households, respectively, during October. The company’s newer networks, DIY and Fine Living, can be seen in about 30 million and 24 million households, respectively.

At the company’s newspapers, October revenue was $63.3 million, up 8.5 percent year over year. There was one additional Sunday during the month compared to the same year-ago period, which is reflected in the year-over-year comparisons for newspapers.

Newspaper advertising revenue for the month, broken down by category, was:

•	Local, up 2.7 percent to $14.7 million.

•	Classified, up 12 percent to $19.3 million.

•	National, up 5.8 percent to $3.8 million.

•	Preprint and other, up 16 percent to $12.4 million.

The company’s share of profits from its four joint newspaper operations, before editorial costs, was $8.7 million compared to $7.3 million in October 2003. The increase reflects the benefit of the additional Sunday during the month.

October revenue at Shop At Home Network, the company’s television retailing subsidiary, was up 47 percent to $24.3 million. Distribution for the network averaged 53 million full-time equivalent households in October, up 18 percent from the year-ago period.

At the company’s broadcast television stations (excluding Shop At Home affiliated stations) revenue for the month was up 44 percent to $42.7 million due to a surge of political advertising at most of the company’s television stations. Broadcast television revenue reflects $19.2 million in political advertising during the month vs. $800,000 in the year-ago period. Year-over-year comparisons of local and national broadcast television advertising during October, excluding political, reflect the displacement caused by the increased volume of political advertising during the month.

Guidance

Based on stronger-than-expected political advertising in October, the company now expects total broadcast television advertising revenues to grow 15 to 20 percent in the fourth quarter. The company had previously forecast broadcast television advertising revenues to be up about 13 percent in the fourth quarter.

Forward looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2003 SEC Form 10K and F-29 of its most recent Form 10Q.

We undertake no obligation to publicly update any forward-looking statements to reflect events for circumstances after the date the statement is made.

About Scripps

The E.W. Scripps Company is a diverse media concern with interests in national lifestyle television networks, newspaper publishing, broadcast television, television retailing, interactive media and licensing and syndication. All of the company’s media businesses provide content and advertising services via the Internet.

Scripps is organized into the following operating divisions.

Scripps Networks, which includes the company’s growing portfolio of popular lifestyle television networks. Scripps Networks brands include Home & Garden Television, Food Network, DIY Network and Fine Living. Scripps Networks Web sites include FoodNetwork.com, HGTV.com, DIYnetwork.com and fineliving.com. Scripps Networks programming can be seen in 86 countries.

Scripps Newspapers, including daily and community newspapers in 19 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service. Scripps newspapers include the Rocky Mountain News in Denver, the Commercial Appeal in Memphis, the Knoxville (Tenn.) News-Sentinel and the Ventura County (Calif.) Star.

Scripps Television Station Group, including six ABC-affiliated stations, three NBC affiliates and one independent. Scripps operates broadcast television stations in Detroit, Cleveland, Cincinnati, Phoenix, Tampa, Baltimore, Kansas City, Mo., West Palm Beach, Fla., Tulsa, Okla., and Lawrence, Kan.

Shop At Home Network, the company’s television retailing subsidiary, which markets a growing range of consumer goods directly to television viewers and visitors to the Shop At Home Web site, shopathometv.com. Shop At Home reaches about 53 million full-time equivalent U.S. households, including 5 million households via five Scripps-owned Shop At Home affiliated television stations.

United Media, a leading licensing and syndication company. United Media is the worldwide licensing and syndication home of Peanuts, Dilbert, For Better or For Worse and about 150 other features and characters.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513.977.3826

Email: stautberg@scripps.com

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: October	The E.W. Scripps Company
Report date: November 10, 2004	513-977-3826

( amounts in millions, unless otherwise noted )	October			Year-to-date
	2004	2003	%	2004	2003	%
SEGMENT OPERATING REVENUES
Newspapers	$63.3	$58.3	8.5%	$582.4	$567.7	2.6%
Scripps Networks	65.0	51.8	25.4%	584.1	431.9	35.3%
Broadcast Television	42.7	29.8	43.5%	286.4	251.1	14.1%
Shop At Home	24.3	16.6	46.5%	228.1	190.0	20.0%
Licensing and Other Media	9.0	9.7	(6.7)%	84.1	86.1	(2.3)%

TOTAL	$204.3	$166.2	23.0%	$1,765.1	$1,526.7	15.6%

NEWSPAPERS (1)
Operating Revenues
Local	$14.7	$14.4	2.7%	$135.8	$135.3	0.4%
Classified	19.3	17.3	11.5%	182.9	176.6	3.5%
National	3.8	3.6	5.8%	32.8	31.8	3.0%
Preprints and other	12.4	10.7	15.7%	107.7	100.0	7.8%

Newspaper advertising	50.2	45.9	9.3%	459.2	443.7	3.5%
Circulation	11.5	11.0	5.1%	109.7	112.6	(2.6)%
Other	1.6	1.4	10.8%	13.5	11.4	18.6%

Newspapers	$63.3	$58.3	8.5%	$582.4	$567.7	2.6%

Ad inches (excluding JOAs) (in thousands)
Local	656	601	9.1%	5,893	5,855	0.7%
Classified	892	873	2.2%	8,773	8,786	(0.1)%
National	120	123	(2.8)%	1,073	1,090	(1.5)%

Full run ROP	1,668	1,597	4.4%	15,739	15,731	0.1%

Share of JOA operating profits (2)	$8.7	$7.3	19.3%	$60.6	$61.2	(1.0)%

SCRIPPS NETWORKS
Operating Revenues
Advertising	$52.6	$43.4	21.0%	$460.6	$350.0	31.6%
Affiliate fees, net	11.8	7.6	54.5%	116.3	76.7	51.7%
Other	0.6	0.8	(14.7)%	7.2	5.2	39.4%

Scripps Networks	$65.0	$51.8	25.4%	$584.1	$431.9	35.3%

Subscribers (3)
HGTV				87.3	83.9	4.1%
Food Network				85.6	82.5	3.8%

BROADCAST TELEVISION
Operating Revenues
Local	$14.4	$17.5	(17.5)%	$151.3	$152.5	(0.8)%
National	7.9	10.2	(23.2)%	81.3	82.4	(1.3)%
Political	19.2	0.8		39.7	2.8
Other	1.3	1.3	(4.8)%	14.1	13.4	5.4%

Broadcast Television	$42.7	$29.8	43.5%	$286.4	$251.1	14.1%

SHOP AT HOME
Operating Revenues
Shop At Home	$24.3	$16.6	46.5%	$228.1	$190.0	20.0%

Avg. full-time equivalent homes	53.2	45.0	18.2%	49.7	46.5	6.9%

(1)	October 2004 had 5 Sundays, versus 4 Sundays in 2003.
(2)	Excludes editorial costs.
(3)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.

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